Exhibit 99.1

Emerge Energy Services LP Enters into Restructuring Support Agreement

Fort Worth, Texas — April 22, 2019 — Emerge Energy Services LP (NYSE: EMES) (the “Partnership”) today announced that it has entered into a restructuring support agreement (the “RSA”) with its operating subsidiary Superior Silica Sands LLC (“SSS”) and the Partnership’s other subsidiaries (together with the Partnership and SSS, “Emerge Energy”), its general partner (“Emerge GP”), certain direct and indirect equity holders of Emerge GP, the lenders under Emerge Energy’s revolving credit facility, and the noteholders under Emerge Energy’s second lien note purchase agreement (the noteholders, together with the lenders under the revolving credit facility, the “Consenting Creditors”).

As set forth in the RSA, the parties thereto have agreed to the principal terms of a proposed financial restructuring of Emerge Energy (the “Transaction”), which will be implemented through an out-of-court restructuring or, in the event that the special restructuring committee of the board of directors of Emerge GP (the “Committee”) determines in good faith that the out-of-court restructuring is no longer reasonably possible or in the best interests of Emerge Energy and its stakeholders, an in-court reorganization implemented in one or more cases filed under Title 11 of the United States Code.

Under the out-of-court restructuring, Emerge Energy’s obligations under the revolving credit agreement will be paid in full.  Noteholders under the note purchase agreement will receive new second lien secured notes and pro rata ownership interests in new common units representing a 95% limited partner interest in the Partnership.  Existing common unitholders of the Partnership will receive new common units.

If it is determined that the out-of-court restructuring is no longer reasonably possible or in the best interests of Emerge Energy and its stakeholders, Emerge Energy will commence the in-court reorganization. Emerge Energy’s obligations under the revolving credit agreement will be paid in full and noteholders under the note purchase agreement will receive new second lien secured notes and pro rata ownership interests in new common units representing 100% limited partner interest in the Partnership; provided that, if and only if the class of holders of general unsecured claims vote to accept the chapter 11 plan, then the Noteholders have agreed to carve-out from their collateral and receipt of 100% of such limited partner interests, a settlement fund to be shared collectively by such holders and the existing equity holders in the Partnership consisting of (i) 5% of the new common units in the Partnership, subject to certain dilution; and (ii) out-of-the-money warrants for 15% of the new common units in the Partnership, subject to certain types of dilution.  However, in the event that the class of holders of general unsecured claims vote to reject the chapter 11 plan, then such holders and the existing equity holders in the Partnership shall not receive any distributions or property under the chapter 11 plan.

The RSA will terminate if the Transaction is not consummated in accordance with the RSA by December 31, 2019 (unless extended in writing by the parties) or if the parties otherwise agree in writing. A party may also terminate the RSA upon a material breach by another party of its obligations under the RSA.

Each holder of common units of the Partnership is urged to consult its own tax advisor with respect to the tax consequences of the Transaction based on its own particular circumstances.

A summary of the material terms and conditions of the RSA and a copy of the agreement will be included in the Partnership’s Current Report on Form 8-K being filed with the Securities and Exchange Commission today.

Advisors

Latham & Watkins LLP is acting as legal counsel, Houlihan Lokey is acting as investment banking debt restructuring advisor and Ankura Consulting Group, LLC is acting as financial advisor to Emerge Energy in connection with the restructuring.

Weil, Gosthal & Manges LLP is acting as legal counsel to the Consenting Creditors.

About Emerge Energy Services LP

Emerge Energy Services LP is a growth-oriented limited partnership engaged in the business of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells, through its subsidiary Superior Silica Sands LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s periodic reports filed with the SEC. The risk factors and other factors noted in such periodic reports could cause actual results to differ materially from those contained in any forward-looking statement. Except as required by law, Emerge Energy does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Investor Relations

(817) 618-4020